Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS OPERATING INCOME AND INCREASED SALES

FOR FIRST QUARTER OF 2020

LITTLE ELM, Texas, May 18, 2020—Retractable Technologies, Inc. (NYSE American: RVP) reports that its operating income was $481 thousand in the first quarter of 2020, compared to an operating loss for the same period last year of $175 thousand, and that overall unit sales for the first quarter of 2020 increased 39.2% over same period in the prior year.

Retractable also reports that future periods may be materially affected by the previously-disclosed $83.8 million delivery order under a 2018 contract with the U.S. Department of Health and Human Services. Retractable expects to increase both domestic and foreign production and add additional personnel in response to the delivery order. Retractable expects to perform under this delivery order during 2020 and a portion of 2021. Retractable expects that the order relates to the novel coronavirus pandemic.

While Retractable cannot predict the effect of the novel coronavirus on future periods (other than sales to the U.S. Department of Health and Human Services), it reports that it does not believe that the virus had a material effect on sales in the first quarter of 2020.

Retractable also reports the following results of operations for the three months ended March 31, 2020 and March 31, 2019, respectively.

Comparison of Three Months Ended March 31, 2020 and March 31, 2019

Domestic sales accounted for 74.4% and 77.4% of our revenues for the three months ended March 31, 2020 and 2019, respectively. Domestic revenues increased 35.8% principally due to increased volumes. Domestic unit sales increased 31.4%. Domestic unit sales were 65.2% of total unit sales for the three months ended March 31, 2020. International unit sales and revenues increased 56.8% and 59.9%, respectively, due to higher unit sales. Our international orders may be subject to significant fluctuation over time. Overall unit sales increased 39.2%.

Gross profit increased 41.8% primarily due to higher unit sales volumes and average unit pricing.

The cost of manufactured products sold increased by 42.4% due to an increase in overall units sold and the composition of product mix. Royalty expense increased 30.6% due to increased gross sales.

Operating expenses increased 14.4% or $385 thousand. The increase was primarily due to payroll and employee-related costs, including health insurance benefits.

Operating income was $481 thousand compared to an operating loss of $175 thousand for the same period last year. The increase was due primarily to an increase in sales.

Further details concerning the results of operations as well as other matters are available in Retractable's Form 10-Q filed on May 15, 2020 with the U.S. Securities and Exchange Commission.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: global pandemics, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to quickly increase capacity in response to an increase in demand; Retractable's ability to access the market; Retractable's ability to maintain or lower production costs; Retractable's ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer